July 30, 2007

Steven J. Kemper
4742 Shadwell Place
San Diego, California  92130

Re:                               Terms of Separation

Dear Steve:

This letter confirms the agreement (this “Agreement”) between you and DexCom, Inc., a Delaware corporation (“DexCom”) concerning the terms of your separation and offers you the separation compensation described below in exchange for a release of claims.

1.             Resignation Date.  I have accepted your resignation from DexCom, effective July 31, 2007 (the “Resignation Date”).

2.             Acknowledgment of Payment of Wages.  By your signature below, you acknowledge that on July 30, 2007, DexCom provided you a final paycheck in the amount of $32,731.68 (less applicable state and federal payroll deductions and 401(k) contributions) for all wages, salary, bonuses, accrued vacation and any similar payments due you from DexCom as of the Resignation Date. We will also reimburse you for all reimbursable expenses incurred by you on behalf of DexCom promptly after your submission of appropriate documentation for such expenses and no later than 30 days after your submission. Subject to the foregoing sentence, by signing below, you acknowledge that DexCom does not owe you any other amounts.

3.             Separation Compensation.  If you sign this Agreement, DexCom agrees to pay you a one-time separation amount equal to $115,000, less applicable state and federal payroll deductions, which constitutes six (6) months of normal wages.  In addition, if you sign this Agreement, DexCom will pay your health insurance premiums for continued health insurance coverage through the DexCom health plan for a period of six (6) month(s) from the Resignation Date, provided that you make a timely election to continue such coverage under COBRA. By signing below, you acknowledge that you are receiving the compensation outlined in this section in consideration for waiving your right to claims referred to in this Agreement and that you would not otherwise be entitled to payment in the manner outlined herein.

4.             Return of DexCom Property.  You hereby represent and warrant to DexCom that you have returned to DexCom all real or intangible property or data of DexCom of any type whatsoever that has been in your possession or control; provided, however, that you shall be permitted to retain your laptop computer, subject to removal by DexCom’s information technology department of all DexCom confidential information.

5.             Confidential Information.  You hereby acknowledge that you are, and shall continue to be, bound by the attached Employee Invention Assignment and Confidentiality Agreement dated March 21, 2003 between you and DexCom (the “Employee Invention Agreement”), and that as a result of your employment with DexCom you have had access to DexCom’s Proprietary Information (as defined in the Employee Invention Agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone.  You further confirm that you have delivered to DexCom all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

6.             Waiver of Claims.  The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with DexCom or your separation from DexCom.  You hereby release and waive any other claims you may have against DexCom and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act.  By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

7.             Nondisparagement.  You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Likewise, DexCom agrees that it will not disparage you with any written or oral statement.

8.             Legal and Equitable Remedies.  You agree that Releasees have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Releasees may have at law or in equity for breach of this Agreement.

9.             Attorneys’ Fees.  If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

10.           Consulting Services; Acceleration and Extension of Stock Options.  For a period of three months following the Resignation Date (the “Consulting Period”), upon reasonable notice, you agree to be available during regular business hours, Monday through Friday, to provide transitional consulting services to DexCom as reasonably requested by DexCom, not to exceed forty hours per month.  In consideration of your being available to consult and any consulting services rendered, commencing on the Resignation Date you will be entitled, with respect each of your then-outstanding stock options, to purchase, in addition to any shares for which your options have vested and are exercisable on the Resignation Date, that number of additional shares for which your options would have vested if you had remained employed by DexCom until March 10, 2008, and all such options shall remain exercisable by you until June 10, 2008, subject to the other terms and conditions of the options and the plans under which such options were issued.  Any issuance of shares upon your exercise of such options will be subject your payment of applicable withholding taxes to DexCom.  DexCom’s obligation to pay for your consulting services is independent of its actual use of your services.

11.           No Admission of Liability.  This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns, or by DexCom to be an admission or evidence of any wrongdoing or liability on the part of you. In addition, DexCom represents that, to its knowledge, it is unaware of any fact or circumstance that would lead it to believe that there is a basis for a claim on behalf of DexCom against you and that DexCom has no present intention of making a claim against you. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

12.           Entire Agreement.  This Agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the confidentiality agreement referred to in paragraph 5, above.  You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

13.           Modification.  It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this Agreement.

14.           Review of Terms of Agreement.  We hereby advise you to consult with your own attorney concerning the terms of this Agreement. You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement.  You also understand you may revoke this Agreement within seven (7) days of signing below and that the compensation to be paid to you pursuant to Paragraph 3 will be paid only at the end of that seven (7) day revocation period.

If you agree to abide by the terms outlined in this Agreement, please sign the attached copy and return it to me.  I wish you the best in your future endeavors.

By:                                                                                                                             Date:

     Terrance H. Gregg

I have read, understand and agree to the terms set forth above:

By:                                                                                                                             Date:

     Steven J. Kemper